Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-143171
June 12, 2007

Trex Company, Inc.
$85,000,000 Convertible Senior Subordinated Notes due 2012

Security Information
Company name	Trex Company, Inc.
Security	Convertible Senior Subordinated Notes
Registration format	SEC Registered
CUSIP	89531PAA3
ISIN	US89531PAA30
Ranking	Senior Subordinated
Common stock ticker	NYSE: “TWP”

Size

	Notes	Proceeds
Base deal	85,000	$85,000,000
Underwriters’ option	12,500	$12,500,000

Total	97,500	$97,500,000

Terms

5 year
Par amount per note	$1,000
Issue price	$1,000
Interest rate	6.00%
Conversion premium	15.00%
Last sale of common	$18.94
Conversion price	$21.78
Conversion ratio	45.9116
Additional interest for failure to file reports pursuant to the Securities Exchange Act of 1934	0.50%

Dates

Trade Date	06/13/07
Settlement Date	06/18/07
Maturity	5 Years
Maturity Date	07/01/12
Interest Payment Dates	01/01, 07/01
First Interest Date	01/01/08

Call Schedule

First call date	Call Price
None	N/A

Put Schedule

Put schedule	Put Price
None	N/A

Underwriting

		Economics
Sole Bookrunner	JPMorgan	80.00%
Co-manager	BB&T Capital Markets	20.00%

Economics Breakdown

Gross Spread (per note)	$33.750	3.375%
Net Proceeds before expenses (per note)	$966.250

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus (and the supplements thereto) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-430-0686.

Trex Company, Inc.
$85,000,000 Convertible Senior Subordinated Notes due 2012

Adjustment to shares delivered upon conversion upon certain Fundamental Changes

Assumptions:
Stock price at issue	$18.94
Conversion premium	15.00%
Conversion price	$21.78
Face value	$1,000.00
Conversion ratio	45.9116

Effective date	$18.94	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00	$42.50	$45.00
06/18/07	6.8867	6.2842	4.4397	3.1049	2.1291	1.4120	0.8841	0.4981	0.2249	0.0570	0.0000
07/01/08	6.8867	6.0254	4.1933	2.8881	1.9483	1.2676	0.7750	0.4248	0.1875	0.0390	0.0000
07/01/09	6.8867	5.5798	3.7728	2.5197	1.6418	1.0232	0.5884	0.2912	0.1019	0.0000	0.0000
07/01/10	6.8867	4.9841	3.1877	2.0037	1.2174	0.6932	0.3479	0.1333	0.0153	0.0000	0.0000
07/01/11	6.8867	3.6666	1.9853	1.0258	0.4859	0.1900	0.0433	0.0000	0.0000	0.0000	0.0000
07/01/12	6.8867	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year

•	If the stock price is greater than $45.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	If the stock price is less than $18.94 per share (subject to adjustment), no additional shares will be issued upon conversion.

•

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 52.7983 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes — Conversion rate adjustments” in the prospectus supplement.